EXHIBIT 99.1

Community Partners Bancorp Reports Third Quarter and Nine-Month 2011 Results

  Net interest income for the nine months ended September 30, 2011 increases 3.9% year over year; net interest margin remains strong at 4.16% for quarter
  Non-performing assets decrease 5.1% from prior quarter
  $12 million of SBLF capital received and TARP redeemed

MIDDLETOWN, N.J., Oct. 24, 2011 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced results for the quarter and nine months ended September 30, 2011.

For the quarter ended September 30, 2011, the Company reported net income available to common shareholders of $703,000, or $0.09 per diluted share, compared to $950,000, or $0.12 per diluted share, for the same period in 2010, a decrease of $247,000, or 26.0%. On a linked quarter basis, third quarter 2011 net income available to common shareholders decreased $232,000, or 24.8%, from second quarter 2011 results.

For the nine months ended September 30, 2011, the Company reported net income available to common shareholders of $2.4 million, or $0.31 per diluted share, an increase of $283,000, or 13.3%, over the $2.1 million, or $0.28 per diluted share, reported for the same period in 2010.

On August 11, 2011, the Company sold shares of its preferred stock for $12 million to the U.S. Treasury under the Small Business Lending Fund ("SBLF"), a voluntary federal government program intended to encourage small business lending by providing capital to qualified community banks. Simultaneously with the receipt of the SBLF funds, the Company redeemed the full balance of $9.0 million of its preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program ("TARP CPP"). As a result of the TARP CPP redemption, the remaining discount accretion of $301,000, or $0.04 per diluted share, on the associated preferred stock was recognized during the third quarter 2011. Excluding the effects of this item, net income to common shareholders for the three months and nine months ended September 30, 2011 amounted to $1.0 million, or $0.13 per diluted share, and $2.7 million, or $0.35 per diluted share, respectively.

As previously disclosed, the Company had indicated that it had intended to redeem the TARP CPP warrant issued to the U.S. Treasury. On October 19, 2011, the Company successfully negotiated the redemption of the TARP CPP warrant for $460,000. We expect the closing to occur on or about October 26, 2011.

Total assets as of September 30, 2011 were $665.4 million, compared with $636.8 million at December 31, 2010. Total loans at September 30, 2011 were $516.8 million, compared with $513.0 million at December 31, 2010, and total deposits at September 30, 2011 were $544.1 million, compared with $524.5 million at December 31, 2010.

William D. Moss, President and Chief Executive Officer, stated, "The results for the third quarter are reflective of the continued strength and momentum in our core earnings as well as our ability to successfully manage credit issues. We continue to remain cautiously optimistic for the remainder of 2011 and into 2012. While outstanding loan balances declined slightly during the quarter, we continue to see lending opportunities. This low rate environment has created a higher than anticipated level of prepayments and payoffs by borrowers looking to deleverage portions of their business or personal debts. Our SBA loan program has proven to be successful and now provides an additional means by which we can meet the borrowing needs of customers in our marketplace. During the third quarter, we opened a loan production office in downtown New Brunswick, which lays the groundwork for a new market. We also liquidated two OREO properties totaling $1.2 million for a pre-tax net gain of $81,000 during the quarter."

Mr. Moss further noted, "Our Company continues to strengthen its balance sheet and capital position. The additional capital we received under the SBLF program will allow us to continue to serve small business clients in our markets through our commercial lending and owner occupied real estate lending programs. At quarter end, our total risk-weighted capital ratio was a strong 13.50% while our tangible book value per common share increased to $7.25 as compared to $6.84 for the same period in 2010."

The Company maintained capital ratios in the third quarter of 2011 that were in excess of regulatory standards for well-capitalized institutions. At September 30, 2011, Community Partners Bancorp's Tier 1 capital to average assets ratio was 10.28%, Tier 1 capital to risk-weighted assets ratio was 12.25% and total capital to risk-weighted assets ratio was 13.50%. These ratios continued to improve compared to the Company's capital ratios at December 31, 2010.

Results for the quarter ended September 30, 2011 include:

  remaining discount accretion on the associated preferred stock issued under the TARP CPP amounting to $301,000 resulting from the redemption of TARP CPP preferred stock;

  net gain of $81,000 resulting from the sale of the two OREO properties totaling $1.2 million;

  gains on the sale of investment securities totaling $323,500 resulting from taking advantage of the volatility in the bond market;

  a $175,000 write-down on two existing OREO properties, in each case to reflect the continued declining valuations in the current real estate market;

  a loan loss provision of $730,000, which was $130,000 more than the second quarter of 2011 provision but $220,000 less than the third quarter of 2010 provision. During the quarter ended September 30, 2011, $547,000 of net charge-offs and partial write-downs were taken against the allowance for loan losses in connection with two credits, for which had been previously reserved; and

  OREO and impaired net loan expense increased by $4,000 from the second quarter of 2011 and increased by $174,000 from the same period last year due primarily to the above-mentioned $175,000 write-downs.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2011 totaled $6.5 million, a decrease of $54,000 from the same period in 2010. This decrease was predominantly due to the recognition of $93,000 of interest income during the third quarter of 2010 relating to the full recovery and payoff of two non-accrual loans. Average interest-earning assets for the third quarter 2011 were $621.3 million, an increase of $21.7 million, or 3.6%, due principally to a higher investment portfolio and liquidity position, offset in part by lower loan balances. Our quarterly yield on interest-earning assets declined by 30 basis points from the same period in 2010 as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 12 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, of $25.0 million, or 19.8%. On a linked quarter basis, net interest income increased by $22,000, or 0.3%, from the $6.5 million earned in the second quarter of 2011. Net interest income for the nine months ended September 30, 2011 totaled $19.3 million, an increase of $725,000, or 3.9%, over the same period in 2010.

The Company reported a net interest margin of 4.16% for the quarter ended September 30, 2011, representing a decrease of 7 basis points when compared to the 4.23% net interest margin for the quarter ended June 30, 2011 and decreased 19 basis points when compared to the 4.35% net interest margin reported for the comparable three months ended in 2010. The decline in both periods was primarily due to a higher cash liquidity position resulting from deposit growth. A portion of the Company's excess liquidity was invested into investment securities. For the nine month period ended September 30, 2011, net interest margin was 4.24%, an increase of 13 basis points when compared to 4.11% for the nine months ended September 30, 2010. This increase was primarily due to an improvement in the mix of our interest earning assets as well a 14.0% increase in core checking deposits coupled with lower funding costs.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2011 totaled $899,000, an increase of $461,000, or 105.3%, compared to the same period in 2010. The increase was primarily due to $324,000 of gains on the sale of investment securities and $81,000 of net gains on the sale of two OREO properties recorded during the quarter ended September 30, 2011. On a linked quarter basis, non-interest income increased by $31,000, or 3.6%, from the second quarter of 2011. For the nine months ended September 30, 2011, non-interest income increased $759,000, or 52.6%, from the same period in 2010. This increase was due primarily to the $324,000 of gains on the sale of investment securities, $100,000 of gains on the sale of SBA loans and $381,000 of net gains on the sale of six OREO properties.

Non-Interest Expense

Non-interest expense for the quarter September 30, 2011 totaled $4.9 million, an increase of $495,000, or 11.2%, compared to the same period in 2010. This increase was due primarily to a $280,000 benefit recognized in the third quarter of 2010 relating to the forfeiture of certain plan benefits to officers whom were no longer employed by Two River coupled with higher OREO and impaired net loan expense resulting from $175,000 of write-downs on two existing OREO properties during the third quarter of 2011. On a linked quarter basis, non-interest expense decreased $132,000, or 2.6%, from the $5.1 million reported for the second quarter of 2011. This decrease from last quarter was due primarily to lower salary and benefit costs and a decrease in FDIC insurance expense. Non-interest expense for the nine months ended September 30, 2011 totaled $14.8 million, an increase of $968,000, or 7.0%, over the same period in 2010, due primarily to the year over year items discussed above.

Balance Sheet Activity

As previously noted, total assets as of September 30, 2011 were $665.4 million, an increase of 4.5% compared to $636.8 million as of December 31, 2010. Total loans as of September 30, 2011 were $516.8 million, an increase of 0.7% compared to $513.0 million reported at December 31, 2010. Total deposits as of September 30, 2011 were $544.1 million, an increase of 3.7%, compared with $524.5 million as of December 31, 2010. Core checking deposits at September 30, 2011 increased 7.7% when compared to year-end 2010, resulting primarily from increased business and consumer activity, while savings accounts, inclusive of money market deposits, increased 0.4%. Additionally, time deposits increased 8.0% over this same period.

Asset Quality

The Company's non-performing assets decreased to $12.9 million at September 30, 2011 as compared with $13.6 million at June 30, 2011 and $13.7 million at December 31, 2010. Non-accrual loans were $6.3 million at September 30, 2011 compared to $6.0 million at June 30, 2011 and $5.6 million at December 31, 2010. OREO properties were at $6.6 million as of September 30, 2011, down from the $7.6 million at June 30, 2011 and $8.1 million at December 31, 2010. The decline in the OREO balance of $1.0 million during the quarter was due to two sales totaling $1.2 million and write-downs on two existing OREO properties totaling $175,000, partially offset by $300,000 of capitalized construction costs related to the build-out of a single family residential OREO property.

The Company's non-performing assets at September 30, 2011, as a percentage of total assets were 1.94%, down from the 2.01% at June 30, 2011 and 2.16% reported at December 31, 2010. Troubled Debt Restructured loans totaled $7.6 million at September 30, 2011, a decrease from the $7.9 million at June 30, 2011 but an increase from the $5.4 million reported at December 31, 2010. The increase from year-end 2010 is primarily due to one commercial real estate loan totaling $2.6 million, which is well collateralized.

As of September 30, 2011, the Company's allowance for loan losses was $7.0 million compared to $6.2 million as of December 31, 2010. Loss allowance as a percentage of total loans at September 30, 2011 was 1.35% compared to 1.31% at June 30, 2011 and 1.22% at December 31, 2010. During the quarter ended September 30, 2011, $547,000 of charge-offs were taken in connection with two credits for which the full amount of the charge-off had previously been reserved.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should", "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2010. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)

Selected Period End Balances:	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
Total Assets	$ 665,373	$ 676,843	$ 636,843	$ 640,502
Fed Funds Sold	--	--	7,000	7,000
Investment Securities and Restricted Stock	58,090	51,152	47,328	42,768
Total Loans	516,763	520,418	512,994	523,214
Allowance for Loan Losses	(6,993)	(6,802)	(6,246)	(7,077)
Goodwill and Other Intangible Assets	18,588	18,635	18,741	18,798
Total Deposits	544,097	560,952	524,471	529,905
Repurchase Agreements	17,551	16,373	14,857	14,475
Long-term Debt	13,500	13,500	13,500	13,500
Shareholders' Equity	86,398	82,462	80,188	79,385

Asset Quality Data:	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Nonaccrual loans	$ 6,295	$ 5,997	$ 6,218	$ 5,649	$ 9,391
Loans past due over 90 days and still accruing	51	--	--	--	29
OREO property	6,592	7,631	7,686	8,098	3,547
Total Non-Performing Assets	12,938	13,628	13,904	13,747	12,967

Troubled Debt Restructured Loans	7,618	7,887	4,895	5,435	5,442

Non-Performing Loans to Total Loans	1.23%	1.15%	1.19%	1.10%	1.80%
Allowance as a % of Loans	1.35%	1.31%	1.25%	1.22%	1.35%
Non-Performing Assets to Total Assets	1.94%	2.01%	2.13%	2.16%	2.02%

	September 30, 2011			December 30, 2010
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	10.28%	12.25%	13.50%	9.75%	11.19%	12.33%
Two River Community Bank	10.25%	12.23%	13.48%	9.73%	11.16%	12.31%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Nine Months Ended
Selected Consolidated Earnings Data:	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Total Interest Income	$ 7,819	$ 7,843	$ 7,987	$ 23,307	$ 23,433
Total Interest Expense	1,302	1,348	1,416	3,962	4,813
Net Interest Income.	6,517	6,495	6,571	19,345	18,620
Provision for Loan Losses	730	600	950	1,855	2,350
Net Interest Income after Provision for Loan Losses	5,787	5,895	5,621	17,490	16,270

Other Non-Interest Income	899	868	438	2,203	1,444
Total Non-Interest Income	899	868	438	2,203	1,444

FDIC Insurance Expense	143	163	248	533	764
Other Non-Interest Expenses	4,777	4,889	4,177	14,225	13,026
Total Non-Interest Expenses	4,920	5,052	4,425	14,758	13,790

Income before Income Taxes	1,766	1,711	1,634	4,935	3,924
Income Tax Expense	661	633	539	1,829	1,358
Net Income	1,105	1,078	1,095	3,106	2,566

Preferred Stock Dividend & Discount Accretion	402	143	145	688	431

Net Income available to common shareholders	$ 703	$ 935	$ 950	$ 2,418	$ 2,135

Per Common Share Data:
Basic Earnings	$ 0.09	$ 0.12	$ 0.12	$ 0.31	$ 0.28
Diluted Earnings	$ 0.09	$ 0.12	$ 0.12	$ 0.31	$ 0.28
Book Value				$ 9.67	$ 9.32
Tangible Book Value (1)				$ 7.25	$ 6.84
Average Common Shares Outstanding (in thousands):
Basic	7,693	7,652	7,575	7,648	7,558
Diluted	7,845	7,804	7,652	7,799	7,595

Other Selected Ratios:
Return on Average Assets	0.65%	0.65%	0.68%	0.62%	0.52%
Return on Average Tangible Assets (1)	0.67%	0.66%	0.70%	0.64%	0.54%
Return on Average Equity	5.23%	5.26%	5.54%	5.03%	4.38%
Return on Average Tangible Equity (1)	6.72%	6.81%	7.27%	6.50%	5.77%
Net Interest Margin	4.16%	4.23%	4.35%	4.24%	4.11%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures
The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "net income available to common shareholders excluding accelerated discount accretion," "diluted earnings per common share excluding accelerated discount accretion," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity."
This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

				As of and for the
	As of and for the Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net Income available to common shareholders	$ 703	$ 935	$ 950	$ 2,418	$ 2,135
Effect of accelerated portion of discount accretion	301	--	--	301	--
Net Income available to common shareholders excluding accelerated discount accretion	$ 1,004	$ 935	$ 950	$ 2,719	$ 2,135

Diluted earnings per common share	$ 0.09	$ 0.12	$ 0.12	$ 0.31	$ 0.28
Effect of accelerated portion of discount accretion	0.04	--	--	0.04	--
Diluted earnings per common share excluding accelerated discount accretion	$ 0.13	$ 0.12	$ 0.12	$ 0.35	$ 0.28

Book value per common share				$ 9.67	$ 9.32
Effect of intangible assets				(2.42)	(2.48)
Tangible book value per common share				$ 7.25	$ 6.84

Return on average assets	0.65%	0.65%	0.68%	0.62%	0.52%
Effect of intangible assets	0.02%	0.01%	0.02%	0.02%	0.02%
Return on average tangible assets	0.67%	0.66%	0.70%	0.64%	0.54%

Return on average equity	5.23%	5.26%	5.54%	5.03%	4.38%
Effect of average intangible assets	1.49%	1.55%	1.73%	1.47%	1.39%
Return on average tangible equity	6.72%	6.81%	7.27%	6.50%	5.77%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-706-9009 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com